SECURITIES AND EXCHANGE COMMISSION
				WASHINGTON, DC  20549

				---------------------

				    SCHEDULE 13D

		 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
		TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
				RULE 13d-2(a)

				(Amendment No. 5)1



			         ADVANTA CORPORATION
			     --------------------------
				   (Name of Issuer)


	       Common Class B Stock, Non-Voting Shares, $.01 Par Value
			    -----------------------------
			    (Title of Class of Securities)


				     007942204
				    ------------
				   (CUSIP Number)



				    August 7, 2001
			------------------------------------
 		(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

	[ ] Rule 13d-1 (b)
	[x] Rule 13d-1 (c)
	[ ] Rule 13d-1 (d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

				SCHEDULE 13G

CUSIP NO. 007942204

1  NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

   GDK, Inc.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)  |_|
							(b)  |_|
-----------------------------------------------------------------------------

3  SEC USE ONLY

-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   WC
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)

-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   British Virgin Islands

-----------------------------------------------------------------------------
NUMBER OF	7  SOLE VOTING POWER
   		0
SHARES		-------------------------------------------------------------

BENEFICIALLY	8  SHARED VOTING POWER
   		871,207
OWNED BY	-------------------------------------------------------------

EACH		9  SOLE DISPOSITIVE POWER
		0
REPORTING	-------------------------------------------------------------

PERSON		10 SHARED DISPOSITIVE POWER
		871,207
WITH
		-------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     871,207
-----------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.1%
-----------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
-----------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!



				SCHEDULE 13G
CUSIP NO. 007942204

1  NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

   Caxton Associates, L.L.C.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)  |_|
							(b)  |_|
-----------------------------------------------------------------------------

3  SEC USE ONLY

-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   Not Applicable
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)

-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States

-----------------------------------------------------------------------------
NUMBER OF	7  SOLE VOTING POWER
   		0
SHARES		-------------------------------------------------------------

BENEFICIALLY	8  SHARED VOTING POWER
   		871,207
OWNED BY	-------------------------------------------------------------

EACH		9  SOLE DISPOSITIVE POWER
		0
REPORTING	-------------------------------------------------------------

PERSON		10 SHARED DISPOSITIVE POWER
		871,207
WITH
		-------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     871,207
-----------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.1%
-----------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
-----------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

			 SCHEDULE 13G

CUSIP NO. 007942204

1  NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

   Bruce S. Kovner
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)  |_|
							(b)  |_|
-----------------------------------------------------------------------------

3  SEC USE ONLY

-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   Not Applicable
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)

-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States

-----------------------------------------------------------------------------
NUMBER OF	7  SOLE VOTING POWER
   		0
SHARES		-------------------------------------------------------------

BENEFICIALLY	8  SHARED VOTING POWER
   		871,207
OWNED BY	-------------------------------------------------------------

EACH		9  SOLE DISPOSITIVE POWER
		0
REPORTING	-------------------------------------------------------------

PERSON		10 SHARED DISPOSITIVE POWER
		871,207
WITH
		-------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     871,207
-----------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.1%
-----------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
-----------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).	Name of Issuer:
		Advanta Corporation

Item 1 (b).	Address of Issuer's Principal Executive Offices:
		Welsh and McKean Roads, P.O. Box 844
		Spring House, PA  19477

Item 2 (a).	Name of Person Filing:
		(i) 	GDK, Inc. ("GDK")
		(ii) 	Caxton Associates, L.L.C. ("Caxton Associates").
			Caxton Associates is the trading advisor to GDK and, as such, has voting and dispositive power with respect to the investments of GDK.

		(iii) Mr. Bruce S. Kovner. Mr. Kovner is the Chairman of Caxton Associates and the Chairman and sole owner of Caxton Corporation. Caxton Corporation is the Managing Member and majority owner of Caxton Associates. Caxton Associates is the trading advisor to GDK and, as such, has voting and dispositive power with respect to the investments made by GDK. Mr. Kovner may be deemed beneficially to own the securities of the Issuer owned by GDK.

Item 2 (b).	Address of Principal Business Office or, if None, Residence:
		(i) 	The address of GDK is c/o Prime Management Limited,
			Mechanics Building, 12 Church Street, Hamilton HM11,
			Bermuda.
		(ii)	The address of Caxton Associates is Princeton Plaza,
			Building 2, 731 Alexander Road, Princeton, NJ 08540.
		(v) 	The business address of Mr. Kovner is 667 Madison
			Avenue,	New York, NY  10021.

Item 2 (c).	Citizenship:
		(i)	GDK is a British Virgin Islands Corporation.
		(ii)	Caxton Associates is a Delaware limited liability
			company.
		(v)	Mr. Kovner is a United States citizen.

Item 2 (d).	Title of Class of Securities:
		Common Class B Stock, Non-Voting, Par Value $0.01

Item 2 (e).	CUSIP No: 007942204


Item 3.		If this statement is filed pursuant to Sec. 240.13d-1(b) or
		240.13d-2(b) or (c), check whether the person filing is a:
		Not applicable.

Item 4.		Ownership
		(a) Amount beneficially owned:

		The amount of shares of Common Stock beneficially owned by GDK,Inc. is 871,207. The amount of shares of Common Stock considered to be beneficially owned by Caxton Associates by reason of its voting and dispositive powers is 871,207. Mr. Kovner may be deemed to beneficially own such shares.

		(b) Percent of Class: GDK beneficially owns 5.1% of the Class of Common Class B Stock. By reason of its voting and dispositive powers, Caxton Associates is deemed to beneficially own 5.1% of the Class of Common Class B Stock. Mr. Kovner may be deemed to beneficially own such percentage of shares.

		(c)  Number of shares as to which GDK has:
	          (i)    Sole power to vote or to direct the vote:  0
		  (ii)   Shared power to vote or to direct the vote:  871,207
		  (iii)  Sole power to dispose or to direct the
			 disposition: 0
		  (iv)   Shared power to dispose or to direct the disposition
			 of:  871,207

		     Number of shares as to which Caxton Associates has:
		  (i)    Sole power to vote or to direct the vote: 0
		  (ii)   Shared power to vote or to direct the vote:  871,207
		  (iii)  Sole power to dispose or to direct the disposition
			 of:  0
	          (iv)   Shared power to dispose or to direct the disposition
			 of:  871,207

	  	    Number of shares as to which Mr. Kovner has:
		  (i)    Sole power to vote or to direct the vote: 0
		  (ii)   Shared power to vote or to direct the vote:  871,207
		  (iii)  Sole power to dispose or to direct the disposition
			 of:   0
		  (iv)	 Shared power to dispose or to direct the disposition
			 of:  871,207

Item 5.		Ownership of Five Percent of Less of a Class.
		Not Applicable.

Item 6.		Ownership of More than Five Percent on Behalf of Another
		Person.
		Not Applicable.

Item 7.		Identification and Classification of the Subsidiary Which
		Acquired the Security Reported on the Parent Holding Company.
		Not Applicable.


Item 8.		Identification and Classification of Members of the Group.
		Not Applicable.

Item 9.		Notice of Dissolution of Group.
		Not Applicable.

Item 10.	Certification.
		By signing below, each of the reporting persons hereby certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

 SIGNATURE

		After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


August 13, 2001



GDK, INC.


By:/s/Joseph Kelly
      Name:  Joseph Kelly
      Title:    Vice President & Treasurer


By:/s/Maxwell Quin
      Name:  Maxwell Quin
      Title:    Vice President & Secretary



CAXTON ASSOCIATES, L.L.C.


By:/s/Scott B. Bernstein
      Name:  Scott B. Bernstein
      Title:    Secretary


/s/Bruce S. Kovner
Bruce S. Kovner, by Scott B. Bernstein as
Attorney-in-Fact

 					Certification


	The undersigned hereby certifies that the shares of Advanta Corporation purchased on behalf of GDK, Inc. were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


				/s/Andrew Waldman
				Andrew Waldman		          Date